Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2017

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 2, 2017--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and net income for the three months ended December 24, 2016, compared with the three months ended December 26, 2015. Total sales rose 3.3% over the comparative quarters. Net income totaled $13.8 million for the quarter ended December 24, 2016, compared with $13.0 million for the quarter ended December 26, 2015.

Robert P. Ingle II, Chairman of the Board, stated, “We are off to a good start this year with increased sales and net income, and have planned improvements to our store base in 2017 that we believe our customers will appreciate.”

First Quarter Results

Net sales totaled $982.8 million for the quarter ended December 24, 2016, compared with $951.1 million for the quarter ending December 26, 2015, an increase of $31.7 million. Comparable store sales, excluding gasoline, increased 1.8%. Gasoline gallons sold and the average price per gallon both increased comparing the December 2016 quarter with the December 2015 quarter. The number of customer transactions (excluding gasoline) increased 2.2%, while the comparable average transaction size (excluding gasoline) increased slightly compared with the same quarter last year.

Gross profit for the December 2016 quarter rose to $237.1 million, or 24.1% of sales. Retail gross margin (excluding gasoline) increased 50 basis points comparing the December 2016 quarter with the December 2015 quarter. Gross profit for the December 2015 quarter was $225.6 million, or 23.7% of sales.

Operating and administrative expenses for the December 2016 quarter totaled $206.3 million, compared with $194.1 million for the December 2015 quarter. Increased personnel costs accounted for much of the increase, as well as higher maintenance costs and bank charges.

Interest expense totaled $11.3 million for the three-month period ended December 24, 2016, compared with $12.0 million for the three month period ended December 26, 2015. Total debt at the end of December 2016 was $900.2 million compared with $924.8 million at the end of December 2015.

Basic and diluted earnings per share for Class A Common Stock were $0.70 and $0.68, respectively, for the quarter ended December 24, 2016, compared with $0.66 and $0.64 per share, respectively, for the quarter ended December 26, 2015. Basic and diluted earnings per share for Class B Common Stock were each $0.64 for the quarter ended December 24, 2016, compared with $0.60 per basic and diluted Class B share for the quarter ended December 26, 2015.

Capital expenditures totaled $29.3 million for the December 2016 quarter, compared with $40.6 million for the December 2015 quarter. The decrease was primarily attributable to the timing of larger development projects and sites purchased in the previous year for future store development. During the twelve months ended December 2016, the Company opened two new stores, and closed one store that is currently being rebuilt. Total fiscal 2017 capital expenditures are expected to be between $100 million and $140 million.

The Company currently has a line of credit totaling $175.0 million, of which $140 million is currently available. The Company believes its financial resources, including this line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2016 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 202 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 24,	December 26,
	2016	2015
Net sales	$982,758	$951,114
Gross profit	237,084	225,639
Operating and administrative expenses	206,296	194,072
Gain from sale or disposal of assets	1,378	64
Income from operations	32,166	31,631
Other income, net	663	605
Interest expense	11,312	11,977
Income taxes	7,693	7,280
Net income	$13,824	$12,979

Basic earnings per common share – Class A	$0.70	$0.66
Diluted earnings per common share – Class A	$0.68	$0.64
Basic earnings per common share – Class B	$0.64	$0.60
Diluted earnings per common share – Class B	$0.64	$0.60

Additional selected information:
Depreciation and amortization expense	$27,080	$25,977
Rent expense	$3,365	$3,353

Condensed Consolidated Balance Sheets (Unaudited)

	December 24,	September 24,
	2016	2016
ASSETS
Cash and cash equivalents	$15,156	$5,680
Receivables-net	80,682	61,735
Inventories	352,596	343,881
Other current assets	8,061	7,191
Property and equipment-net	1,247,671	1,247,882
Other assets	20,524	20,109
TOTAL ASSETS	$1,724,690	$1,686,478

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$10,168	$10,001
Accounts payable, accrued expenses and current portion of other long-term liabilities	234,370	231,604
Deferred income taxes	71,430	71,449
Long-term debt	890,071	866,473
Other long-term liabilities	37,900	36,776
Total Liabilities	1,243,939	1,216,303
Stockholders' equity	480,751	470,175
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,724,690	$1,686,478

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer